EXHIBIT 99.1

America's Car-Mart Reports 24.4% Increase in Fully Diluted Earnings Per Share on Revenue Increase of 9.8%

BENTONVILLE, Ark., May 24, 2012 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for its fourth fiscal quarter ended April 30, 2012.

Highlights of fourth quarter operating results:

  Net income of $9.6 million ($.97 per diluted share) vs. $8.4 million ($.78 per diluted share) for prior year quarter (24.4% increase in fully diluted earnings per share)
  Revenue increase of 9.8% to $113.5 million from $103.4 million for the prior year quarter with same store revenue growth of 5.5%
  Retail unit sales increase of 5.9% to 9,789 from 9,246 for the prior year quarter
  Selling, general & administrative expenses of 17.1% of sales vs. 18.0% for prior year quarter
  Provision for credit losses of 19.1% of sales (includes 0.5% reduction in allowance for credit losses) vs. 19.1% for prior year quarter
  Repurchased 210,428 shares of common stock during the quarter (2.2% of the Company) for $9.4 million
  Active customer base now over 53,400
  Debt to equity of 42.2% and debt to finance receivables of 24.6%
  Allowance for credit losses at 21.5% of finance receivables at April 30, 2012 - down from 22.0%

Highlights of twelve month operating results:

  Net income of $33 million ($3.24 per diluted share) vs. $28.2 million ($2.54 per diluted share) for prior year (27.6% increase in fully diluted earnings per share)
  Revenue increase of 13.4% to $430 million from $379 million for the prior year with same store revenue growth of 7.5%
  Retail unit sales increase of 9.6% to 37,722 from 34,424 for the prior year
  Selling, general & administrative expenses of 17.5% of sales vs. 18.2% for prior year
  Provision for credit losses of 21.1% of sales (includes .5% reduction in allowance for credit losses) vs. 20.8% for prior year period
  Strong cash flows supporting the significant increase in revenues and the $34.5 million increase in Finance Receivables, $4.5 million in net capital expenditures, and $39.4 million in common stock re-purchases (11.6% of the Company) with only a $30.4 million increase in total debt

"It goes without saying that we are very proud of our results for 2012. These results were realized because of the dedication of our associates as they worked tirelessly with our customers while always striving to uphold our Mission, Vision and Values. We proudly display our Mission, Vision and Values in all of our dealerships and in our corporate office. It serves as a constant reminder of why we do what we do and why we have been successful for over 30 years in a difficult business. Our Mission - "We strive to earn the repeat business of our customers by providing quality vehicles, affordable payment terms, and excellent service". Our Vision – "To be the most respected Buy-Here Pay-Here organization in the country". Our Values – Integrity, Respect, Compassion and Excellence. We do our best to hire people who share our values and above all else have a burning desire to take great care of our customers," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart. "As we look forward, it is truly remarkable to think of the opportunities we will be providing to our customers and to our associates as we add new locations and as we continue to grow our business from our existing dealerships. We will continue to focus all of our efforts on helping our customers succeed by working with them when they experience financial difficulties. This, quite simply, is what we do."

"Once again, we are pleased with our financial performance for both the quarter and for the full year. We continue to see healthy growth at the top line as we add new locations and increase volumes at existing dealerships. We have capacity to continue our growth by serving more customers looking for good, basic affordable transportation. We now have 114 locations in nine states and we have already identified several potential new cities to support our goal of adding new dealerships at an approximate 10% annual rate into the future.  Based on our strong top line growth, the Selling, general and administrative line was 90 basis points lower for the quarter and 70 basis points lower for the full fiscal year. The infrastructure investments made over the last several years to support our growth are allowing us to continue to expand in a controlled manner and benefit from leveraging opportunities," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "We are pleased with our credit results and the quality of the portfolio at April 30, 2012. Our credit results have been strong and have been very consistent over the past several years and our tax time collection efforts during the fourth quarter were acceptable. As a result, we did reduce our allowance for credit losses at April 30, 2012 to 21.5% from 22.0%, the first adjustment we have had to the allowance percentage since October 2006.  As we look to the future, our focus will be to do everything we can to help our customers succeed."

"The company repurchased 210,428 shares of its common stock during the fourth quarter (2.2%). Since February 1, 2010 we have repurchased 2,493,537 shares, or 21.3% of our Company. The Company has 698,978 shares available under its existing repurchase plan and intends to repurchase shares in the future when conditions are favorable, subject to restrictions under its senior credit facility," added Mr. Williams. "Our balance sheet is very healthy and by staying focused on cash returns, our future is bright."

Conference Call

Management will be holding a conference call on Friday, May 25, 2012 at 11:00 a.m. Eastern time to discuss fourth quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #79690471.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 114 automotive dealerships in nine states and is the largest publicly held automotive retailer in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company's common stock;
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)
(unaudited)

			% Change	As a % of Sales
	Three Months Ended		2012	Three Months Ended
	April 30,		vs.	April 30,
	2012	2011	2011	2012	2011
Operating Data:
Retail units sold	9,789	9,246	5.9%
Average number of stores in operation	113	105	7.6
Average retail units sold per store per month	28.9	29.4	(1.7)
Average retail sales price	$ 9,784	$ 9,520	2.8
Same store revenue growth	5.5%	9.5%
Net charge-offs as a percent of average Finance Receivables	7.1%	6.4%
Collections as a percent of average Finance Receivables	19.2%	19.6%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	80.5%	83.8%
Average down-payment percentage	9.5%	9.7%

Period End Data:
Stores open	114	106	7.5%
Accounts over 30 days past due	4.1%	2.9%
Finance Receivables, gross	$ 316,933	$ 282,478	12.2%

Operating Statement:
Revenues:
Sales	$ 102,448	$ 93,871	9.1%	100.0%	100.0%
Interest income	11,033	9,516	15.9%	10.8	10.1
Total	113,481	103,387	9.8%	110.8	110.1

Costs and expenses:
Cost of sales	59,725	54,129	10.3%	58.3	57.7
Selling, general and administrative	17,569	16,858	4.2%	17.1	18.0
Provision for credit losses	19,582	17,970	9.0%	19.1	19.1
Interest expense	609	511	19.2%	0.6	0.5
Interest income- change in fair value of Interest Rate Swap	--	(105)	--	--	(0.1)
Depreciation and amortization	632	523	20.8%	0.6	0.6
Loss on Disposal of Property and Equipment	91	--	--	0.1	--
Total	98,208	89,886	9.3%	95.9	95.8

Income before taxes	15,273	13,501		14.9	14.4

Provision for income taxes	5,632	5,128		5.5	5.5

Net income	$ 9,641	$ 8,373		9.4	8.9

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 9,631	$ 8,363

Earnings per share:
Basic	$ 1.01	$ 0.79
Diluted	$ 0.97	$ 0.78

Weighted average number of shares outstanding:
Basic	9,509,999	10,561,615
Diluted	9,959,866	10,790,120

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)
(unaudited)

			% Change	As a % of Sales
	Twelve Months Ended		2012	Twelve Months Ended
	April 30,		vs.	April 30,
	2012	2011	2011	2012	2011
Operating Data:
Retail units sold	37,722	34,424	9.6%
Average number of stores in operation	110	101	8.9
Average retail units sold per store per month	28.6	28.4	0.7
Average retail sales price	$ 9,675	$ 9,361	3.4
Same store revenue growth	7.5%	7.3%
Net charge-offs as a percent of average Finance Receivables	24.8%	24.1%
Collections as a percent of average Finance Receivables	65.6%	68.5%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	80.9%	82.2%
Average down-payment percentage	7.0%	7.2%

Period End Data:
Stores open	114	106	7.5%
Accounts over 30 days past due	4.1%	2.9%
Finance Receivables, gross	$ 316,933	$ 282,478	12.2%

Operating Statement:
Revenues:
Sales	$ 386,857	$ 341,859	13.2%	100.0%	100.0%
Interest income	43,320	37,392	15.9%	11.2	10.9
Total	430,177	379,251	13.4%	111.2	110.9

Costs and expenses:
Cost of sales	223,392	195,985	14.0%	57.7	57.3
Selling, general and administrative	67,663	62,141	8.9%	17.5	18.2
Provision for credit losses	81,638	70,964	15.0%	21.1	20.8
Interest expense	2,285	2,697	(15.3)%	0.6	0.8
Interest expense- early pay-off of term loan	--	507	--	--	0.1
Interest income- change in fair value of Interest Rate Swap	--	(72)	--	--	(0.0)
Depreciation and amortization	2,329	1,928	20.8%	0.6	0.6
Loss on Disposal of Property and Equipment	91	55	--	0.0	0.0
Total	377,398	334,205	12.9%	97.6	97.8

Income before taxes	52,779	45,046		13.6	13.2

'Provision for income taxes	19,792	16,831		5.1	4.9

Net income	$ 32,987	$ 28,215		8.5	8.3

Dividends on subsidiary preferred stock	$ (40)	$ (40)

Net income attributable to common shareholders	$ 32,947	$ 28,175

Earnings per share:
Basic	$ 3.36	$ 2.59
Diluted	$ 3.24	$ 2.54

Weighted average number of shares outstanding:
Basic	9,793,616	10,861,403
Diluted	10,156,355	11,088,243

America's Car-Mart, Inc.
Consolidated Balance Sheets and Other Data
(unaudited)
(Dollars in Thousands)

	April 30,	April 30,
	2012	2011

Cash and cash equivalents	$ 276	$ 223
Finance receivables, net	$ 251,103	$ 222,305
Total assets	$ 310,940	$ 276,409
Total debt	$ 77,900	$ 47,539
Treasury stock	$ 77,242	$ 37,875
Stockholders' equity	$ 184,473	$ 187,011
Shares outstanding	9,378,346	10,496,628

Finance receivables:
Principal balance	$ 316,934	$ 282,478
Deferred revenue - payment protection plan	(10,745)	(8,963)
Allowance for credit losses	(65,831)	(60,173)

Finance receivables, net of allowance and deferred revenue	$ 240,358	$ 213,342

Allowance as % of principal balance	21.50%	22.00%

Changes in allowance for credit losses:
	Twelve Months
	Ended April 30,
	2012	2011
Balance at beginning of period	$ 60,173	$ 55,628
Provision for credit losses	81,638	70,964
Charge-offs, net of collateral recovered	(75,980)	(66,419)

Balance at end of period	$ 65,831	$ 60,173
CONTACT: William H. ("Hank") Henderson, CEO at (479) 464-9944 or
         Jeffrey A. Williams, CFO at (479) 418-8021